Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley - Sr. Vice President-Finance
Dover, Delaware, May 24, 2006	(302) 857-3745

Dover Motorsports, Inc. announces five-year capital improvement project for Dover International Speedway

DOVER, Del. — Dover Motorsports, Inc. (NYSE symbol: DVD) today announced plans for a new five-year capital improvement project at Dover International Speedway that will provide new offerings and upgraded amenities for fans, competitors and the media. Construction on the multi-million dollar project will begin after the upcoming June 2-4, 2006 NASCAR weekend.

The overall Dover International Speedway initiative is being appropriately referred to as the “Monster Makeover.” Renderings and more details of the capital improvement project will be unveiled as construction projects are scheduled and contracts are executed.

Some planned elements of the Monster Makeover at Dover International Speedway include:

•	A skybox complex that will include a luxury club for individual fans

•	A new entrance thoroughfare for fans on the east side of the Speedway, ushering guests into a variety of new race weekend entertainment options

•	A reorganized vehicle and pedestrian pattern to improve ingress, egress and overall safety of patrons

•	New and upgraded food and beverage facilities

•	New ticket and merchandise sales buildings

•	An expanded and relocated expo and souvenir vendor area

•	An outdoor concert area

•	A special recognition area that pays tribute to legendary NASCAR drivers

•	Additional permanent restrooms

•	Expanded bus parking

•	A new first aid center

•	A play area for children

While a majority of the planned improvements will be concentrated outside of the track, efforts will also be made to further enhance the top-notch racing product provided on the one-mile concrete oval. The Monster Mile is already recognized for providing gritty, competitive action on the track; planned improvements are designed to create an even better experience for all fans, competitors and the media. Improvements inside the track include:

•	An expanded pit road that will provide more fans with views of the action in the pits, while providing safer and easier entry and exit from pit lane for competitors

•	A new garage for NASCAR NEXTEL Cup Series teams that will also incorporate rooftop viewing for fans

•	An expanded infield media center to better accommodate the legions of national, regional and local media who cover the Dover races

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“The Monster Mile, as our fans have come to know it, will be moving to the next level,” said Denis McGlynn, CEO and president of Dover Motorsports, Inc. “The renovations and new offerings will modernize our facility, help us provide a greatly improved experience for all fans and the NASCAR teams who have put on such a great show in Dover for the past 37 years, and provide new revenue opportunities for the company.”

McGlynn added that the capital projects will be funded from existing cash flow and that the Company would continue to reduce its overall debt during this period.

Ongoing improvement projects began after the conclusion of last year’s September race weekend. Some of this work includes: Continued renovations of the permanent restrooms around the facility; additional paving of concession, bathroom and stairwell areas; shower facilities for guests in Dover RV lots; upgrades to the PA sound system; signage and exterior upgrades to the hospitality tent villages; renovations to the media centers; renovations to the existing skybox suites; and overall landscaping and beautification projects around the property.

Tickets for the June 2-4 and Sept. 22-24, 2006 NASCAR race weekends at Dover International Speedway are available by calling the ticket office at 800-441-RACE or online at www.DoverSpeedway.com.

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Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.